UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

GAMMACAN INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-32835
(Commission File Number)

33-0956433
(IRS Employer Identification No.)

11 Ben Gurion St., 54100 Givat Shmuel, Israel
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 972 3 5774475

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 14, 2006, each of Gammacan International, Inc. and our subsidiary, Gammacan, Ltd., appointed Mr. Josef Neuhaus as a member of the Company’s Board of Directors. Mr. Neuhaus has been an independent since 2004. During 2003 , Mr. Neuhaus was the Chief Executive Officer of RoadEye FLR G.P. and Managing Director of Gintec Active Safety Ltd. both private dealing with collision avoidance systems. From June 2001 through 2002 Mr. Neuhaus took a sabbatical for his Executive MBA studies. From April 2000 through May 2001, Mr. Neuhaus was the Chief Financial Officer of PassCall Advanced Technologies Ltd. a startup dealing with wireless Internet. From January 1999 through March 2000, Mr. Neuhaus was the Chief Financial Officer and Managing Director of ITA (International Tourist Attractions) Ltd. a private company that initiates and builds tourist attractions. From 1995 through 1998, Mr. Neuhaus served as the Chief Financial Officer of ICTS International NV (Nasdaq "ICTS"). Prior to 1995, Mr. Neuhaus worked as a senior auditor at the Somekh Chaikin (KPMG in Israel). Mr. Neuhaus received both his M.B.A (Executive program, Leon Recanati Graduate School of Business Administration), and B.A., Accounting and Economics at the Tel Aviv University and is an Israeli CPA.

In connection with his appoint as a member of such company’s Board of Directors, Mr. Neuhaus received options to purchase an aggregate of 50,000 shares of the Company’s common stock. The exercise price is $1.37 per share and shall be vested with respect to 25% of the shares after the first anniversary of his appointment and thereupon in equal instalments for 36 months.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Indemnity Agreement between Gammacan International, Inc. and Josef Neuhaus, dated as of March 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMMACAN INTERNATIONAL, INC.

By:	/s/ VERED CAPLAN
Vered Caplan,
Chief Executive Officer

Date: March 20, 2006